Exhibit 4.2

EROS INTERNATIONAL PLC
TO

FIRST SUPPLEMENTAL INDENTURE TO
INDENTURE DATED DECEMBER __, 2017
(DEBT SECURITIES)

Dated as of December __, 2017

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

Senior Convertible Notes Due 2020

EROS INTERNATIONAL PLC

FIRST SUPPLEMENTAL INDENTURE TO
INDENTURE DATED DECEMBER __, 2017
(DEBT SECURITIES)

SENIOR CONVERTIBLE NOTES DUE 2020

FIRST SUPPLEMENTAL INDENTURE, dated as of December __, 2017 (this “First Supplemental Indenture”), between EROS INTERNATIONAL PLC, an Isle of Man public company limited by shares (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a Federal Savings Bank , as Trustee (the “Trustee”).

RECITALS

A.       The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December __, 2017, (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture) by the Company.

B.       Section 2.01 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

C.       Section 10.01 of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Section 2.01 of the Indenture.

D.       In accordance with that certain Securities Purchase Agreement, dated December __, 2017 (the “Securities Purchase Agreement”), by and among the Company and the investors party thereto (the “Investors”), the Company has agreed to sell to the Investors, and the Investors have agreed to purchase, subject to the satisfaction of certain terms and conditions set forth therein, pursuant to (i) the Indenture, (ii) this First Supplemental Indenture, (iii) the Securities Purchase Agreement and (iv) the Company’s Registration Statement on Form F-3 (File number 333-219708) (the “Registration Statement”), (x) at the Closing (as defined in the Securities Purchase Agreement), $122.5 million in aggregate principal amount of Notes (as defined in the Securities Purchase Agreement) together with related Warrants (as defined in the Securities Purchase Agreement).

E.       The Company hereby desires to supplement the Indenture pursuant to this First Supplemental Indenture to set forth the terms and conditions of the Notes to be issued in accordance herewith.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I

Relation to Indenture; Definitions

Section 1.1. RELATION TO INDENTURE. This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. DEFINITIONS. For all purposes of this First Supplemental Indenture:

(a)       Capitalized terms used herein without definition shall have the meanings specified in the Indenture or in the Notes, as applicable;

(b)       All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture; and

(c)       The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture.

ARTICLE II

The Series of Securities

Section 2.1. TITLE. There shall be a series of Securities designated the “Senior Convertible Notes Due 2020” (the “Notes”).

Section 2.2. LIMITATION ON AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Notes to be sold pursuant to the Securities Purchase Agreement and to be issued pursuant to this First Supplemental Indenture on the date hereof shall be $122.5 million.

Section 2.3. PRINCIPAL PAYMENT DATE. The principal amount of the Notes outstanding (together with any accrued and unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Notes on each Installment Date, Conversion Date, Redemption Date and on the Maturity Date, in each case as defined in the Notes.

Section 2.4. INTEREST AND INTEREST RATES. No interest shall accrue on the Notes unless an Event of Default (as defined in the Notes) has occurred and is continuing and, in such case, shall accrue at the Default Rate (as defined in the Notes) and shall be payable at such times and in the manner set forth in the Notes. Any interest to be paid with respect to any Notes will, as provided in the Notes, be paid to the person in whose name such Notes are registered at the close of business either (x) on the applicable Installment Notice Date (for any Interest Date (as defined in the Notes) that is an Installment Date) or (y) on the Trading Day (as defined in the Notes) immediately prior to the applicable Interest Date (for any Interest Date that is not an Installment Date) unless otherwise specified at any time in a writing by any Holder of such Notes to the Trustee and the Company.

Section 2.5. PLACE OF PAYMENT. Except as otherwise provided by the Notes, the place of payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Notes) and where notices and demand to or upon the Trustee in respect of the Notes and the Indenture may be served shall be: Wilmington Savings Fund Society, FSB, Global Trustee, Agency and Bankruptcy Services, 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, Attn.: Geoffrey J. Lewis; Telephone: 302-573-3218; Facsimile: 302-421-9137; Email: glewis@wsfsbank.com ..

Section 2.6. REDEMPTION. The Company may redeem the Notes, in whole or in part, at such times and in the manner set forth in the Notes.

Section 2.7. DENOMINATION. The Notes shall be issuable only in registered form without coupons and in denominations of $1,000 and integral multiples thereof.

Section 2.8. CURRENCY. Principal and interest and any other amounts payable, from time to time, on the Notes shall be payable in such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts in accordance with Section 24(b) of the Notes.

Section 2.9. FORM OF SECURITIES. The Notes shall be issued in the form attached hereto as Exhibit A. The Company has elected to issue only Definitive Securities and shall not issue any Global Securities hereunder.

Section 2.10. CONVERTIBLE SECURITIES. The Notes are convertible into the Ordinary Shares (as defined in the Notes) of the Company upon the terms and conditions set forth in the Notes and all references to “Common Stock” in the Indenture shall be deemed to be references to Ordinary Shares for all purposes thereunder. In connection with any conversion of any given Note into Ordinary Shares, the Trustee may rely conclusively, without any independent investigation, on any Conversion Notice (as defined in the Notes) executed by the applicable Holder of such Note and an Acknowledgement (as defined in the Notes) signed by the Company (in each case, in the forms attached as Exhibits A and B to the Note), in lieu of the Company’s obligations pursuant to Section 12.04 of the Indenture, which Conversion Notice and Acknowledgement (unless subsequently revoked or withdrawn) shall be deemed to be a joint instruction by the Company and such Holder to the Trustee to record on Schedule A to such Note such conversion and decrease in the principal amount of such Note by such aggregate principal amount of the Note converted, in each case, as set forth in such Conversion Notice and Acknowledgment.

Section 2.11. REGISTRAR. The Trustee shall only serve initially as the Registrar.

Section 2.12. SINKING FUND OBLIGATIONS. Except as otherwise provided in the Notes, the Company has no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 2.13. NO PAYING AGENT. The Company shall not use any Paying Agent pursuant to the Indenture and all amounts payable, from time to time, pursuant to the Notes shall be paid directly by the Company to the applicable Holder.

Section 2.14. EVENTS OF DEFAULT. The Company has elected that the provisions of Section 4 of the Notes shall govern all Events of Default in lieu of Article Six of the Indenture.

Section 2.15. EXCLUDED DEFINITIONS. The Company has elected that none of the following definitions in the Indenture shall be applicable to the Notes and any analogous definitions set forth in the Notes shall govern in lieu thereof:

•	Definition of “Affiliate” in Section 1.01;
•	Definition of “Business Day” in Section 12.07;
•	Definition of “Event of Default” in Section 6.01; and
•	Definition of “Subsidiary” in Section 1.01.

Section 2.16. EXCLUDED PROVISIONS. The Company has elected that none of the following provisions of the Indenture shall be applicable to the Notes and any analogous provisions (including definitions related thereto) of this First Supplemental Indenture and/or the Notes shall govern in lieu thereof:

•	Section 2.14 (Deposit of Moneys);
•	Section 3.02 (Selection of Securities to be Redeemed);
•	Section 3.05 (Deposit of Redemption Price);
•	Section 6.01 (Events of Default);
•	Section 6.02 (Acceleration);
•	Section 6.04 (Waiver of Existing Defaults);
•	Section 6.06 (Limitation on Suits);
•	Article Eight (Discharge of Indenture); and
•	Section 10.01 (Without Consent of Holders).

Section 2.17. COVENANTS. In addition to the covenants set forth in Article Four of the Indenture, the Company shall comply with the additional covenants set forth in Section 14 of the Notes.

Section 2.18. IMMEDIATELY AVAILABLE FUNDS. All cash payments of principal and interest shall be made in U.S. dollars and immediately available funds.

Section 2.19. TRUSTEE MATTERS.

(a)       Duties of Trustee. Notwithstanding anything in the Indenture to the contrary:

(i)        the sole duty of the Trustee is to act as the Registrar unless otherwise agreed to by the Required Holders (as defined in the Notes), the Trustee and the Company in an additional supplemental Indenture (other than this First Supplemental Indenture) or as separately agreed to in a writing by the Trustee and the Required Holders;

(ii)       the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Trustee need not investigate any fact or matter contained therein;

(iii)       the Trustee shall not be liable for any action it takes or omits to take in good faith without negligence or willful misconduct which it believes to be authorized or within its discretion, rights or powers;

(iv)       the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and the reasonable expenses of every such examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand;

(v)       the permissive rights of the Trustee to do things enumerated in the Indenture and this First Supplemental Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful misconduct;

(vi)       the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Registrar), and to each agent, custodian, and any other such Persons employed to act hereunder;

(vii)       in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts or war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances);

(viii)       in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(ix)       the Trustee has no duty to make any calculations called for under the Notes, and shall be protected in conclusively relying without liability upon an Officers’ Certificate with respect thereto without independent verification;

(x)       the Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the failure by the Company to comply with any provisions of the Notes; and

(xi)       except during the continuance of an Event of Default, in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether they conform to the requirements of the Indenture but shall have no obligation or liability for confirming or investigating the accuracy of mathematical calculations or other facts purported to be stated therein.

(b)       Additional Indemnification. In addition to any indemnification rights set forth in the Indenture, the Company agrees to indemnify each of the Trustee, or any successor Trustee, and its officers, directors, agents and employees, for, and to hold each of them harmless against, any and all loss, liability, damage, claim or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred without negligence or willful misconduct on their part, as determined by a final and non-appealable order of a court of competent jurisdiction, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or in connection with enforcing the provisions of this Section. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim with counsel who shall be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense. In addition, the Trustee may retain one separate counsel on behalf of itself and the Holders (and in the case of an actual or perceived conflict of interest, one additional separate counsel on behalf of the Holders) and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel. The indemnification herein also extends to a settlement, and shall survive the discharge of the Indenture or the removal or resignation of the Trustee.

(c)       Successor Trustee Petition Right. If an instrument of acceptance by a successor Trustee required by Section 7.08 of the Indenture has not been delivered to the Trustee within 30 days after the giving of a notice of removal, the Trustee being removed, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

(d)       Trustee as Creditor. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

(e)       Reports by the Company. In addition to the Company’s obligations pursuant to Section 4.03 of the Indenture, the Company shall:

(i)       file with the Trustee (unless filed with the SEC through the EDGAR system or any successor system), within 15 days after the Company files the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(ii)       whether or not required under the Exchange Act, so long as any Securities remain outstanding, the Company shall file a copy of all of the information and reports referred to in clauses (i) above with the SEC for public availability within the time periods specified in the SEC rules and regulations (unless the SEC will not accept such a filing) and make such information available to Holders, securities analysts and prospective investors upon request.

The parties hereto acknowledge and agree that delivery of such reports, information, and documents to the Trustee pursuant to the provisions of Section 4.03 of the Indenture and this Section 2.19(e) is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(f)       Execution of Supplemental Indentures. Notwithstanding anything in the Indenture to the contrary, the Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under the Indenture or otherwise.

(g)       Statements by Officers as to Default. In addition to the Company’s obligations pursuant to Section 4.03 of the Indenture, the Company agrees as follows:

(i)       Annually, within 120 days after the close of each fiscal year beginning with the first fiscal year during which the Notes remain outstanding, the Company will deliver to the Trustee an Officers’ Certificate (one of which Officers signatory thereto shall be the Chief Executive Officer, Chief Financial Officer or Chief Corporate and Strategy Officer of the Company) as to the knowledge of such Officers of the Company’s compliance (without regard to any period of grace or requirement of notice provided herein) with all conditions and covenants under the Indenture and the Notes and, if any Event of Default has occurred and is continuing, specifying all such Events of Defaults and the nature and status thereof of which such Officers have knowledge.

(ii)       The Company shall, so long as any of the Securities remain outstanding, deliver to the Trustee, as soon as practicable and in any event within 30 days after the Company becomes aware of any Event of Default, an Officers’ Certificate specifying such Events of Default, its status and the actions that the Company is taking or proposes to take in respect thereof.

(h)       Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and perform such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

(i)       Expense. Notwithstanding anything in the Indenture to the contrary, any actions taken by the Trustee in its capacity as the Registrar shall be at the Company’s reasonable expense.

(j)       Trust Officer. In lieu of the definition of “Trust Officer” in Section 1.01 of the Indenture and the Company as of the date hereof have elected to have the following definition apply throughout both the Indenture and this First Supplemental Indenture, in each case, solely with respect to the Notes:

“Trust Officer” when used with respect to the Trustee, means any officer within the corporate trust division of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of the Indenture and this First Supplemental Indenture, or any other officer to whom any corporate trust matter is referred because of such Person’s knowledge of the familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

ARTICLE III
Expenses

Section 3.1. PAYMENT OF EXPENSES. In connection with the offering, sale and issuance of the Notes, the Company, in its capacity as issuer of the Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Notes and compensation and expenses of the Trustee under the Indenture in accordance with the provisions of Section 7.07 of the Indenture.

Section 3.2. PAYMENT UPON RESIGNATION OR REMOVAL. Upon termination of this First Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts, fees and expenses (including reasonable attorney’s fees and expenses) accrued to the date of such termination, removal or resignation.

ARTICLE IV
Miscellaneous Provisions

Section 4.1. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 4.2. ADOPTION, RATIFICATION AND CONFIRMATION. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.3. CONFLICT WITH INDENTURE; TRUST INDENTURE ACT. Notwithstanding anything to the contrary in the Indenture, if any conflict arises between the terms and conditions of this First Supplemental Indenture (including, without limitation, the terms and conditions of the Notes attached hereto as Exhibit A) and the Indenture, the terms and conditions of this First Supplemental Indenture (including the Notes) shall control; provided, however, that if any provision of this First Supplemental Indenture or the Notes limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required thereunder to be a part of and govern this First Supplemental Indenture, the latter provisions shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provisions shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

Section 4.4. AMENDMENTS; WAIVER. This First Supplemental Indenture may be amended by the written consent of the Company and the Required Holders (as defined in the Notes). No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 4.5. SUCCESSORS. This First Supplemental Indenture shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.

Section 4.6. SEVERABILITY. If any provision of this First Supplemental Indenture shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this First Supplemental Indenture in that jurisdiction or the validity or enforceability of any provision of this First Supplemental Indenture in any other jurisdiction.

Section 4.7. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.8. GOVERNING LAW. This First Supplemental Indenture and the Indenture shall each be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 23 of the Notes, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 23 of the Notes. The Company hereby appoints Prem Parameswaran, at 550 County Avenue, Secaucus, New Jersey 07094, as its agent for service of process in New York. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS FIRST SUPPLEMENTAL INDENTURE OR ANY TRANSACTION CONTEMPLATED HEREBY. The choice of the laws of the State of New York as the governing law of this First Supplemental Indenture is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries. The Company or any of their respective properties, assets or revenues does not have any right of immunity under Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries or New York law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries or any New York or United States federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this First Supplemental Indenture; and, to the extent that the Company, or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company hereby waives such right to the extent permitted by law and hereby consents to such relief and enforcement as provided in this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgments and as of the day and year first above written.

EROS INTERNATIONAL PLC By:___________________________ Name: Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By:___________________________ Name: Title:

EXHIBIT A

(FORM OF NOTE)

[FORM OF SENIOR CONVERTIBLE NOTE]

THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), MARK CARBECK, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). MARK CARBECK MAY BE REACHED AT TELEPHONE NUMBER (44 207 258 9909).

Eros International Plc

Senior Convertible Note Due 2020

Issuance Date: December 6, 2017 (the “Issuance Date”)	Original Principal Amount: U.S. $[●]

FOR VALUE RECEIVED, Eros International Plc, a public limited company organized under the laws of the Isle of Man (the “Company”), hereby promises to pay to the order of [BUYER] or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each as defined below), or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and, if an Event of Default has occurred and is continuing, to pay interest (“Interest”) on any outstanding Principal at the applicable Default Rate (as defined below) until the same becomes due and payable, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date, or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes (collectively, the “Notes”, and such other Senior Convertible Notes, the “Other Notes”) issued pursuant to (i) Section 1 of that certain Securities Purchase Agreement, dated as of December 4, 2017 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (the “Securities Purchase Agreement”), (ii) the Indenture, (iii) the Supplemental Indenture, and (iv) the Company’s Registration Statement on Form F-3 (File number 333- 219708) (the “Registration Statement”). Certain capitalized terms used herein are defined in Section 31.

1.               PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. On the Maturity Date, the Company shall pay to the Holder an amount in cash (excluding any amounts paid in Ordinary Shares on the Maturity Date in accordance with Section 8) representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 24(c)) on such Principal and Interest. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal.

2.               INTEREST; INTEREST RATE.

(a)             This Note was issued with original issue discount as described in the Securities Purchase Agreement. This Note shall not bear Interest except upon the occurrence (and during the continuance) of an Event of Default (as defined below), in which case this Note shall bear interest at a rate of six percent (6.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured or waived in accordance with the terms of this Note and the Indenture (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date)), Interest hereunder shall cease to accrue as of the calendar day immediately following the date of such cure or waiver; provided that the Interest as calculated and unpaid during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

(b)            Interest on this Note shall (i) commence accruing upon the occurrence of an Event of Default, (ii) be computed on the basis of a 360-day year and twelve 30-day months, (iii) be payable in arrears on each Interest Date in accordance with the terms of this Note and (iv) if unpaid on an Interest Date, shall compound on such Interest Date. Interest shall be paid (i) on each Interest Date that is an Installment Date in accordance with Section 8 as part of the applicable Installment Amount due on the applicable Installment Date and (ii) with respect to each other Interest Date, on such Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) on each Conversion Date (as defined below) in accordance with Section 3(b)(i) or upon any redemption in accordance with Section 12 or any required payment upon any Bankruptcy Event of Default (as defined below).

3.     CONVERSION OF NOTES. At any time after the date set forth above as the Issuance Date (the “Issuance Date”), this Note shall be convertible into validly issued, fully paid and non-assessable Ordinary Shares (as defined below), on the terms and conditions set forth in this Section 3.

(a)             Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable Ordinary Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent of the Company (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

(b)            Conversion Rate. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)              “Conversion Amount” means the sum of (x) portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount and accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest, if any.

(ii)            “Conversion Price” means, as of any Conversion Date or other date of determination, $14.6875, subject to adjustment as provided herein.

(c)             Mechanics of Conversion.

(i)              Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 4:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Trustee. If required by Section 3(c)(iii), within two (2) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 18(b)). On or before 4:00 p.m. New York time, on the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, to the Holder, the Trustee and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before 4:00 p.m. New York time on the second (2nd) Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Ordinary Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at its own expense, issue and deliver to the Trustee a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted together with a written authentication order to authenticate the same and to deliver the Note to the Holder or its custodian, as applicable. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the Principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable Conversion Notice.

(ii)            Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) Ordinary Shares corresponding to all or any portion of the number of Ordinary Shares issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and documented out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), but in no event with respect to a number of Ordinary Shares greater than the number of Ordinary Shares to which the Holder was entitled to receive upon conversion, at which point the Company’s obligation to so issue and deliver such certificate (and to issue such Ordinary Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such Ordinary Shares) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Ordinary Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Ordinary Shares to which the Holder is entitled upon such conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Ordinary Shares multiplied by (y) the lowest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares (or to electronically deliver such Ordinary Shares) upon the conversion of this Note as required pursuant to the terms hereof.

(iii)          Registration; Book-Entry. The Trustee, as an agent of the Company pursuant to the Indenture, shall maintain a register for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”) as provided in Section 2.03 of the Indenture and, with respect to the principal amount of this Note, as set forth on Schedule A attached hereto (collectively, the “Register”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Trustee shall record the information contained therein in the Register and the Company shall issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18. Notwithstanding anything to the contrary set forth in this Section 3 or in the Indenture or in the Supplemental Indenture, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder, the Trustee and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. The Company shall promptly deliver written notice to the Trustee upon any redemption, in whole or in part, of this Note or any payment of Interest or Late Charges hereunder. If the Trustee does not update the Register to record such Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. The Company and the Holder hereby agree and authorize the Trustee to share the Register and the information contained therein with the Transfer Agent upon the request of the Company, the Holder or the Transfer Agent.

(iv)          Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of Ordinary Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Ordinary Shares not in dispute and resolve such dispute in accordance with Section 23.

(d)            Limitations on Conversions. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred shares or warrants, including, without limitation, the Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding Ordinary Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the

Company’s most recent Annual Report on Form 20-F, Report of Foreign Issuer on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, to the Holder setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Ordinary Shares to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares outstanding as of the prior Business Day. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% or less than 4.99%, in each case, as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph (after giving effect to any increase or decrease in the Maximum Percentage as described above) may not be waived and shall apply to a successor holder of this Note.

(e)             Right of Alternate Conversion.

(i)              General. At any time during an Event of Default Redemption Right Period (or, if any default or event of default has occurred under any Indebtedness of the Company or any of its Subsidiaries (taking into account any grace period provided therein), any Event of Default Redemption Right Period that would be deemed to then exist hereunder assuming the acceleration of such Indebtedness as of the date of initial occurrence of such default or event of default thereunder, as applicable), regardless of whether the Holder has delivered an Event of Default Redemption Notice to the Company, the Holder may, at the Holder’s option, convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, each, an “Alternate Conversion Amount”) into Ordinary Shares at the Alternate Conversion Price.

(ii)            Mechanics of Alternate Conversion. On any Alternate Conversion Date, the Holder may voluntarily convert any Alternate Conversion Amount pursuant to Section 3(c) (with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion and, solely with respect to the calculation of the number of Ordinary Shares issuable upon conversion of any Conversion Amount in an Alternate Conversion and with “Redemption Premium of the Conversion Amount” replacing “Conversion Amount” in clause (x) of the definition of Conversion Rate above with respect to such Alternate Conversion) by designating in the Conversion Notice delivered pursuant to this Section 3(e) of this Note that the Holder is electing to use the Alternate Conversion Price for such conversion. Notwithstanding anything to the contrary in this Section 3(e), but subject to Section 3(d), until the Company delivers Ordinary Shares representing the applicable Alternate Conversion Amount to the Holder, such Alternate Conversion Amount may be converted by the Holder into Ordinary Shares pursuant to Section 3(c) without regard to this Section 3(e).

4.               RIGHTS UPON EVENT OF DEFAULT.

(a)             Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (vi), (vii) and (viii) shall constitute a “Bankruptcy Event of Default”:

(i)              the suspension (or threatened suspension) from trading or the failure (or threatened failure) of the Ordinary Shares to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(ii)            the Company’s (A) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of

Ordinary Shares within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into Ordinary Shares that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3(d), or a request for exercise of any Warrants for Ordinary Shares in accordance with the provisions of the Warrants;

(iii)          except to the extent the Company is in compliance with Section 10(b) below, at any time following the tenth (10th) consecutive day that the Holder’s Authorized Share Allocation (as defined in Section 10(a) below) is less than (A) the number of Ordinary Shares that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise), and (B) the number of Ordinary Shares that the Holder would be entitled to receive upon exercise in full of the Holder’s Warrants (without regard to any limitations on exercise set forth in the Warrants);

(iv)          the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a failure to pay Interest, Late Charges or other amounts due under this Note or any other Transaction Document (other than Principal) when and as due, in which case only if such failure remains uncured for a period of at least five (5) Trading Days;

(v)            any Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any Subsidiary, in an outstanding principal amount, individually or in the aggregate, in excess of $10,000,000 (or its equivalent in any other currency) is not paid at final maturity (or when otherwise due) or is accelerated, and such Indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within five days after such due date or acceleration, as the case may be;

(vi)          bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;

(vii)        the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any such Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any such Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(viii)      the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its or their property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(ix)          a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Company and/or any Subsidiary and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty-five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as the Company has notified such insurer or indemnity provider of such judgment and such insurer or indemnity provider has not denied coverage;

(x)            other than as specifically set forth in another clause of this Section 4(a), the Company breaches any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xi)          any representation or warranty made or deemed made by the Company (including any representation or warranty regarding any Subsidiary) in any Transaction Document shall prove to have been inaccurate in any material respect (without duplication of any “materiality” or similar qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date);

(xii)        a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied (other than the Blocker Equity Condition), (B) there has been no Equity Conditions Failure (other than the Blocker Equity Condition) or (C) as to whether any Event of Default has occurred; or

(xiii)      any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 14 of this Note.

(b)            Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder and the Trustee. The obligation of the Company to deliver an Event of Default Notice is in addition to, and may not be substituted by, the Trustee’s delivery of notice of the same Event of Default to the Holder in accordance with Section 7.05 of the Indenture. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default (such earlier date, the “Event of Default Right Commencement Date”) and ending (such ending date, the “Event of Default Right Expiration Date”, and each such period, an “Event of Default Redemption Right Period”) on the earlier of (i) the date such Event of Default is waived by the Required Holders or all the Holders, as applicable (or such later date as set forth in the applicable waiver with respect thereto), and (ii) the twentieth (20th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company and the Trustee, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) the Redemption Premium and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4(b), but subject to Section 3(d), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to the terms of this Note. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Event of Default Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c)             Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing (i) all outstanding Principal multiplied by (ii) the Redemption Premium, in addition to any and all accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest, and any other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

5.               RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a)             Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity, if any, assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a), including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity (in form and substance reasonably satisfactory to the Holder) evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking and security to the Notes. Upon the occurrence of any Fundamental Transaction, the Successor Entity, if any, shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the Ordinary Shares (or other securities, cash, assets or other property) (except such items still issuable under Sections 6 and 15, which shall continue to be receivable thereafter) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common equity (or their equivalent) of the Successor Entity (or its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b)            Notice of a Change of Control; Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder and the Trustee (a “Change of Control Notice”, and the date of delivery thereof, the “Change of Control Notice Date”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice” and the date of delivery thereof, the “Change of Control Redemption Notice Date”) to the Company and the Trustee, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to the greatest of (i) the product of

(w) the Change of Control Redemption Premium multiplied by (y) the Conversion Amount being redeemed, (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the Ordinary Shares during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the applicable Change of Control and (2) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice by (II) the Conversion Price then in effect and (iii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Ordinary Share to be paid to the holders of the Ordinary Shares upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) divided by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 12 and, other than payments to shareholders in connection with such Change of Control delivered to such shareholders after the applicable Change of Control Notice Date and prior to the first Change of Control Redemption Notice Date, if any, occurring thereafter, shall have priority to payments to shareholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5(b), but subject to Section 3(d), until the Change of Control Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, the Principal amount redeemed shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the Change of Control Redemption Notice. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

6.               RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)             Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

(b)            Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to or concurrently with the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note), including the issuance to the Holder of any Ordinary Shares upon a conversion of this Note that are not required to be surrendered or exchanged in such Corporate Event; provided, that if the holders of Ordinary Shares are entitled to make an election of a type of consideration to receive in a Corporate Event, the Company shall deliver written notice to the Holder concurrently with any notices delivered to the stockholders (or filed with the SEC) with respect thereto and the Holder shall have the right to elect which consideration will be available upon conversion of this Note thereafter in connection with this Section 6 (or if the Holder fails to make such election prior to the applicable Conversion Date, the Holder shall be deemed to have elected such consideration elected by a majority of holders of Ordinary Shares with respect to such Corporate Event). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7.               RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)             Adjustment of Conversion Price upon Issuance of Ordinary Shares. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(a)), the following shall be applicable:

(i)              Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one Ordinary Share is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii)            Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Ordinary Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one Ordinary Share is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one Ordinary Share is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii)          Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(b) below), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)          Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as reasonably determined by the Holder and the Company, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per Ordinary Share with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one Ordinary Share was issued (or was deemed to be issued pursuant to Section 7(a)(i) or 7(a)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as reasonably determined jointly by the Holder and the Company in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as reasonably determined jointly by the Holder and the Company) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 7(a)(iv). If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be reasonably determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)            Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b)            Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. Without limiting any provision of Section 4(c) or Section 7(a), if the Company at any time on or after the Subscription Date subdivides (by any share split, share dividend, share combination, recapitalization or other similar transaction) its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 4(c) or Section 7(a), if the Company at any time on or after the Subscription Date combines (by any share split, share dividend, share combination, recapitalization or other similar transaction) its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c)             Holder’s Right of Adjusted Conversion Price. In addition to and not in limitation of the other provisions of this Section 7, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Ordinary Shares, Options or Convertible Securities (any such securities, “Variable Price Securities”), after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for Ordinary Shares at a price which varies or may vary with the market price of the Ordinary Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of the issuance of such Convertible Securities or Options. From and after the date the Company issues any such Variable

Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price, as calculated pursuant to the agreements governing such Variable Price Securities, for the Conversion Price upon conversion of this Note by designating in the Conversion Notice delivered upon any conversion of this Note that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder’s election to rely on a Variable Price for a particular conversion of this Note shall not obligate the Holder to rely on a Variable Price for any future conversion of this Note. In addition, from and after the date the Company enters into such agreement or issues any such Variable Price Securities, for purposes of calculating the Installment Conversion Price as of any time of determination, the “Conversion Price” as used therein shall mean the lower of (x) the Conversion Price as of such time of determination and (y) the Variable Price as of such time of determination.

(d)            Other Events. Excluding Excluded Securities, in the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from actual dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions, in each case which involves the issuance of any Ordinary Shares, or any rights, options, warrants or other securities entitling holders thereof to subscribe for or purchase Ordinary Shares, at a price below the Conversion Price (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 7(d) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(e)             Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

(f)             Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Required Holders, reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by the board of directors of the Company.

8.               INSTALLMENT CONVERSION OR REDEMPTION.

(a)   General. On each applicable Installment Date, provided there has been no Equity Conditions Failure, the Company shall pay to the Holder of this Note the applicable Installment Amount due on such date by converting such Installment Amount in accordance with this Section 8 (a “Installment Conversion”); provided, however, that the Company may, at its option following notice to the Holder as set forth below, pay the Installment Amount by redeeming such Installment Amount in cash (a “Installment Redemption”) or by any combination of an Installment Conversion and an Installment Redemption so long as all of the outstanding applicable Installment Amount due on any Installment Date shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8. On the date which is the tenth (10th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Company shall deliver written notice (each, a “Installment Notice” and the date all of the holders receive such notice is referred to as to the “Installment Notice Date”), to each holder of Notes and such Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of the Holder’s Note shall be converted in whole pursuant to an Installment Conversion or (B) (1) state that the Company elects to redeem for cash, or is required to redeem for cash in accordance with the provisions of the Notes, in whole or in part, the applicable Installment Amount pursuant to an Installment Redemption and (2) specify the portion of such Installment Amount which the Company elects or is required to redeem pursuant to an Installment Redemption (such amount to be redeemed in cash, the “Installment Redemption Amount”) and the portion of the applicable Installment Amount, if any, with respect to which the Company will, and is permitted to, effect an Installment Conversion (such amount of the applicable Installment Amount so specified to be so converted pursuant to this Section 8 is referred to herein as the “Installment Conversion Amount”), which amounts when added together, must at least equal the entire applicable Installment Amount and (ii) if the applicable Installment Amount is to be paid, in whole or in part, pursuant to an Installment Conversion, certify that there is not then an Equity Conditions Failure as of the applicable Installment Notice Date. Each Installment Notice shall be irrevocable. If the Company does not timely deliver an Installment Notice in accordance with this Section 8 with respect to a particular Installment Date, then the Company shall be deemed to have delivered an irrevocable Installment Notice confirming an Installment Conversion of the entire Installment Amount payable on such Installment Date and shall be deemed to have certified that there is not then an Equity Conditions Failure in connection with such Installment Conversion. The applicable Installment Conversion Amount (whether set forth in the applicable Installment Notice or by operation of this Section 8) shall be converted in accordance with Section 8(b) and the applicable Installment Redemption Amount shall be redeemed in accordance with Section 8(c).

(b)            Mechanics of Installment Conversion. Subject to Section 3(d), if the Company delivers an Installment Notice or is deemed to have delivered an Installment Notice certifying that such Installment Amount is being paid, in whole or in part, in an Installment Conversion in accordance with Section 8(a), then the remainder of this Section 8(b) shall apply. The applicable Installment Conversion Amount, if any, shall be converted on the applicable Installment Date at the applicable Installment

Conversion Price and the Company shall, on such Installment Date, deliver to the Holder’s (or its broker’s) account with DTC such Ordinary Shares issued upon such conversion (subject to the reduction contemplated by the immediately following sentence and, if applicable, the penultimate sentence of this Section 8(b)), provided that no Equity Conditions Failure then exists (unless waived in writing by the Holder) on such Installment Date and an Installment Conversion is not otherwise prohibited under any other provision of this Note. If the Company confirmed (or is deemed to have confirmed by operation of Section 8(a)) the conversion of the applicable Installment Conversion Amount, in whole or in part, and there was no Equity Conditions Failure as of the applicable Installment Notice Date (or is deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied by operation of Section 8(a)) but an Equity Conditions Failure occurred between the applicable Installment Notice Date and any time through the applicable Installment Date (the “Interim Installment Period”), the Company shall provide the Holder a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by the Holder) during such Interim Installment Period or an Installment Conversion is not otherwise permitted under any other provision of this Note, then, at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by the Holder of the unconverted Installment Conversion Amount (such designated amount is referred to as the “Designated Redemption Amount”) and the Company shall pay to the Holder within two (2) days of such Installment Date, by wire transfer of immediately available funds, an amount in cash equal to 110% of such Designated Redemption Amount, and/or (ii) the Installment Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Installment Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such designated part of the Installment Conversion Amount; provided, however, the Conversion Price for such designated part of such unconverted Installment Conversion Amount shall thereafter be adjusted to equal the lesser of (A) the Installment Conversion Price as in effect on the date on which the Holder voided the Installment Conversion and (B) the Installment Conversion Price that would be in effect on the date on which the Holder delivers a Conversion Notice relating thereto as if such date was an Installment Date. If the Company fails to redeem any Designated Redemption Amount by the second (2nd) day following the applicable Installment Date by payment of such amount by such date, then the Holder shall have the rights set forth in Section 12(a) as if the Company failed to pay the applicable Installment Redemption Price (as defined below) and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(iv)). Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d) and Section 8(f), until the Company delivers Ordinary Shares representing the Installment Conversion Amount to the Holder, the Installment Conversion Amount may be converted by the Holder into Ordinary Shares pursuant to Section 3. In the event that the Holder elects to convert the Installment Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Installment Conversion Amount so converted shall be deducted from the Installment Amount(s) relating to the applicable Installment Date(s) as set forth in the applicable

Conversion Notice. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of any Ordinary Shares in any Installment Conversion hereunder.

(c)             Mechanics of Installment Redemption. If the Company elects or is required to effect an Installment Redemption, in whole or in part, in accordance with Section 8(a), then the Installment Redemption Amount, if any, shall be redeemed by the Company in cash on the applicable Installment Date by wire transfer to the Holder of immediately available funds in an amount equal to 100% of the applicable Installment Redemption Amount (the “Installment Redemption Price”). If the Company fails to redeem such Installment Redemption Amount on such Installment Date by payment of the Installment Redemption Price, then, at the option of the Holder designated in writing to the Company (any such designation shall be a “Conversion Notice” for purposes of this Note), the Holder may require the Company to convert all or any part of the Installment Redemption Amount at the Installment Conversion Price (determined as of the date of such designation as if such date were an Installment Date). Conversions required by this Section 8(c) shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 8(c), but subject to Section 3(d), until the Installment Redemption Price (together with any Late Charges thereon) is paid in full, the Installment Redemption Amount (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. In the event the Holder elects to convert all or any portion of the Installment Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Installment Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. Redemptions required by this Section 8(c) shall be made in accordance with the provisions of Section 12.

(d)  Deferred Installment Amount. Notwithstanding any provision of this Section 8(d) to the contrary, the Holder may, at its option and in its sole discretion, deliver a written notice to the Company no later than the Trading Day immediately prior to the applicable Installment Date electing to have the payment of all or any portion of an Installment Amount payable on such Installment Date deferred (such amount deferred, the “Deferral Amount”, and such deferral, each a “Deferral”) until any subsequent Installment Date selected by the Holder, in its sole discretion, in which case, the Deferral Amount shall be added to, and become part of, such subsequent Installment Amount and such Deferral Amount shall continue to accrue Interest hereunder. Any notice delivered by the Holder pursuant to this Section 8(d) shall set forth (i) the Deferral Amount and (ii) the date that such Deferral Amount shall now be payable.

(e)   Acceleration of Installment Amounts. Notwithstanding anything herein to the contrary, during the period commencing on an Installment Date (a “Current Installment Date”) and ending on the Trading Day immediately prior to the next Installment Date (each, an “Installment Period”), at the option of the Holder, at one or more times, the Holder may convert other Installment Amounts (each, an “Acceleration”, and each such amount, an “Acceleration Amount”), in whole or in part, at the Installment Conversion Price of such Current Installment Date in accordance with the conversion procedures set forth in Section 3 hereunder, mutatis mutandis. Notwithstanding anything to the contrary in this Section 8(e), with respect to each Installment Period, the Holder may not elect to effect an Acceleration (the “Current Acceleration”, and such date of determination, the “Current Acceleration Determination Date”) during such Installment Period if either (x) the aggregate Accelerations (including the Current Acceleration) in such Installment Period exceeds three (3) times the Installment Amount for such Current Installment Date or (y) the Holder, after giving effect to such Current Acceleration, would have effected Accelerations, in the aggregate, of more than eighteen (18) times the Base Installment Amount. Upon the Company satisfying its obligation to convert any Acceleration Amount, the Company’s obligations in respect of any Installment Amount corresponding to such Acceleration Amount shall be satisfied in full and such Installment Amounts shall not be due on the applicable Installment Dates.

(f)   Blocker Notice; Designated Specified Amounts. Notwithstanding the foregoing, if (i) the Company has elected to effect an Installment Conversion pursuant to this Section 8 with respect to the applicable Installment Date, (ii) the Company is permitted pursuant to this Section 8 to effect such Installment Conversion on such Installment Date if not for the Equity Condition set forth in clause (iii) of such definition and (iii) prior to such Installment Date the Holder has delivered (via facsimile or otherwise) to the Company a written notice (a “Blocker Notice”) (A) stating that such Installment Conversion would result in a violation of Section 3(d) and (B) specifying the portion of the applicable Installment Amount with respect to which such Installment Conversion would result in a violation of Section 3(d) if such Installment Conversion were effected (such amount so specified is referred to herein as the “Designated Specified Amount”), at the option of the Holder, the Holder may elect to either (x) defer such Designated Specified Amount to a future Installment Date pursuant to Section 8(d) or (y) require the Company to hold the Ordinary Shares issuable to the Holder pursuant to such Installment Conversion of the Designated Specified Amount in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation. In the event that the Holder elects to require the Company to hold Ordinary Shares in abeyance in accordance with this Section 8(f), the Company shall be deemed to have satisfied its obligations under Section 8(a) in respect of the applicable portion of the Installment Amount corresponding to the Ordinary Shares held in abeyance (other than the release of such Ordinary Shares to the Holder from abeyance in accordance herewith).

9.               NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum of Association (as defined in the Securities Purchase Agreement), Articles of Association (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any Ordinary Shares receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the conversion of this Note. Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Holder is not permitted to convert this Note in full for any reason (other than pursuant to restrictions set forth in Section 3(d) hereof), the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into Ordinary Shares.

10.            RESERVATION OF AUTHORIZED SHARES.

(a)             Reservation. So long as any Notes remain outstanding, the Company shall at all times reserve at least 150% of the number of Ordinary Shares as shall from time to time be necessary to effect the conversion, including without limitation, Installment Conversions, Alternate Conversions, of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)            Insufficient Authorized Shares. If, notwithstanding Section 10(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of Ordinary Shares equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders or complete a consent solicitation in lieu of a meeting for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. In the event that the Company is prohibited from issuing Ordinary Shares pursuant to the terms of this Note due to the failure by the Company to have sufficient Ordinary Shares available out of the authorized but unissued Ordinary Shares (such unavailable number of

Ordinary Shares, the “Authorized Failure Shares”), in lieu of taking the actions set forth above to increase the Company’s authorized Ordinary Shares and delivering such Authorized Failure Shares to the Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Ordinary Shares on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 10(a); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in Section 10(a) or this Section 10(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

11.            COMPANY OPTIONAL REDEMPTION.

(a)   At any time after the second anniversary of the Issuance Date, so long as (x) the VWAP of the Ordinary Shares on the Principal Market exceeds $18.3594 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (the “Company Optional Redemption Minimum Price”) for at least ten (10) consecutive Trading Days, and (y) no Equity Conditions Failure then exists (the “Company Optional Redemption Eligibility Conditions”), the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under this Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 11(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 100% of the Conversion Amount being redeemed as of the Company Optional Redemption Date. The Company may exercise its right to require redemption under this Section 11(a) by delivering a written notice thereof by facsimile or electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice hereunder and such Company Optional Redemption Notice shall be irrevocable, except as described below. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than twenty (20) Trading Days nor more than sixty (60) Trading Days following the Company Optional Redemption Notice Date, (y) certify that the Company Optional Redemption Eligibility Conditions have been satisfied and (z) state the aggregate Conversion Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 11(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. Notwithstanding anything herein to the contrary, (i) if an Equity Conditions Failure occurs at any time prior to the Company Optional

Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Equity Conditions Failure, the Company Optional Redemption shall be cancelled and the applicable Company Optional Redemption Notice shall be null and void; provided that the Company may thereafter exercise its right to redeem the Notes pursuant to this Section 11(a) so long as the Company is able to satisfy the Company Optional Redemption Eligibility Conditions and otherwise complies with the requirements set forth in this Section 11(a), and (ii) at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into Ordinary Shares pursuant to Section 3. All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 11(a) shall be made in accordance with Section 12. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Event of Default has occurred and continuing, but any Event of Default shall have no effect upon the Holder’s right to convert this Note in its discretion.

(b)            Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 11(a), then it must simultaneously take the same action with respect to all of the Other Notes.

12.            REDEMPTIONS.

(a)             Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Installment Redemption Price to the Holder in cash on the applicable Installment Date. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new

Note (in accordance with Section 18(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 12, if applicable) minus (2) the Principal portion of the Conversion Amount submitted for redemption and (z) the Conversion Price of this Note or such new Notes (as the case may be) shall be automatically adjusted with respect to each conversion effected thereafter by the Holder to the lowest of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided, (B) 75% of the lowest Closing Bid Price of the Ordinary Shares during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided and (C) 75% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Ordinary Shares during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Conversion Date divided by (II) five (5) (it being understood and agreed that all such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period). The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)            Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

13.            VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, The Isle of Man Companies Act 2006) and as expressly provided in this Note.

14.            COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, (a) the Company shall not incur, or permit to exist, any Indebtedness of the Company or any of its Subsidiaries that limits or prohibits any term or condition of this Note or any other Transaction Document (except for any prohibition on the Company’s exercise of its optional redemption right pursuant to Section 11(a)) or result in, or would reasonably be expected to result in, a breach or default under the Notes or the Warrants, including, without limitation, (i) any prohibition of any payment in cash of any obligation hereunder or under any other Transaction Document when required to be paid in accordance herewith or therewith and (ii) any limitation on conversion of any Ordinary Shares in accordance herewith or (b) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (c) issue any other securities (not including Indebtedness that is not, directly or indirectly, convertible into Ordinary Shares or other share capital of the Company) that would cause, or would reasonably be expected to cause, a breach or default under the Notes or the Warrants.

15.            DISTRIBUTION OF ASSETS. Excluding any applicable portion of any Distributions (as defined below) that is reflected, in full, in adjustments to the Conversion Price of this Note in accordance with Section 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of Ordinary Shares, by way of return of capital or otherwise (including without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Ordinary Shares as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

16.            AMENDING THE TERMS OF THIS NOTE. The prior written consent of the holders of Notes representing at least fifty-one percent (51%) of the aggregate principal amount of the Notes then outstanding shall be required for any change, waiver or amendment to this Note (other than Section 3(d), which may not be amended hereunder) (the “Required Holders”). Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note and any Other Notes; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes under, this Section 16.

17.            TRANSFER. Subject in all respects to Section 3(c)(iii), this Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

18.            REISSUANCE OF THIS NOTE.

(a)             Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)            Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and, following authentication of such new Note in accordance with the Indenture, deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)             Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)            Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, (v) shall be duly authenticated in accordance with the Indenture and (vi) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

19.            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).

20.            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

21.            CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

22.            FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 22 shall permit any waiver of any provision of Section 3(d).

23.            DISPUTE RESOLUTION.

(a)             Submission to Dispute Resolution.

(i)              In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, an Installment Conversion Price, an Alternate Conversion Price, a Black Scholes Consideration Value, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such Installment Conversion Price, such Alternate Conversion Price, such Black Scholes Consideration Value, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

(ii)            The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 23 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the

Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)          The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)            Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 23 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 23, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Ordinary Shares occurred under Section 7(a), (B) the consideration per share at which an issuance or deemed issuance of Ordinary Shares occurred, (C) whether any issuance or sale or deemed issuance or sale of Ordinary Shares was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred, (iii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, (iv) the Holder (and only the Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 23 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 23 and (v) nothing in this Section 23 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 23).

24.            NOTICES; CURRENCY; PAYMENTS.

(a)             Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder and the Trustee with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder and the Trustee (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)            Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)             Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due (except to the extent such amounts are then incurring Interest at the Default Rate hereunder) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of six percent (6%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

25.            CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

26.            WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

27.            GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 23 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 23. The Company hereby appoints Prem Parameswaran, at 550 County Avenue, Secaucus, New Jersey  07094, as its agent for service of process in New York. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The choice of the laws of the State of New York as the governing law of this Note is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries. The Company or any of their respective properties, assets or revenues does not have any right of immunity under Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries or New York law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any Isle of Man or such other jurisdiction applicable to the Company or any of its Subsidiaries or any New York or United States federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Note; and, to the extent that the Company, or any of its properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company hereby waives such right to the extent permitted by law and hereby consents to such relief and enforcement as provided in this Note.

28.            JUDGMENT CURRENCY.

(a)             If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 28 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i)              the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)            the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 28(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)            If in the case of any proceeding in the court of any jurisdiction referred to in Section 28(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)             Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

29.            SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

30.            MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

31.            CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)             “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)            “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)             “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of Ordinary Shares (other than rights of the type described in Section 6(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(d)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the shares having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(e)             “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) 80% of the lowest VWAP of the Ordinary Shares on any Trading Day during the five (5) Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the Ordinary Shares during such Alternate Conversion Measuring Period.

(f)             “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the Subscription Date pursuant to which Ordinary Shares and standard options to purchase Ordinary Shares may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(g)            “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(h)            “B Ordinary Shares” means (i) the Company’s B ordinary shares, £0.30 par value per share, and (ii) any share capital into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such B ordinary shares.

(i)              “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Ordinary Shares on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(j)              “Bloomberg” means Bloomberg, L.P.

(k)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(l)              “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Voting Shares in which the Founders Group holds at least a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries or (iv) a merger in connection with a bona fide acquisition by the Company of any Person in which the Founders Group collectively own at least 51% of the Voting Shares of the Company after such merger.

(m)           “Change of Control Redemption Premium” means 110%.

(n)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during such period.

(o)            “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Indenture, Supplemental Indenture and the Securities Purchase Agreement.

(p)            “Convertible Securities” means any shares or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares.

(q)            “Eligible Market” means the NYSE American, the Nasdaq Capital

Market, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

(r)             “Equity Conditions” means, with respect to any given date of determination: (i) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Ordinary Shares issuable upon conversion of the Notes and exercise of the Warrants are reserved for listing or designated for quotation (as applicable) on an Eligible Market and the Ordinary Shares shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market (A) have been threatened in writing by such Eligible Market (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or (B) be reasonably likely to occur or pending as evidenced by the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Ordinary Shares are then listed or designated for quotation (as applicable); (ii) during the Equity Conditions Measuring Period, the Company shall have delivered all Ordinary Shares issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of share capital required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iii) any Ordinary Shares to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 3(d) hereof (after giving effect to any Blocker Notice required to be delivered pursuant to Section 8(f) above) (the “Blocker Equity Condition”); (iv) any Ordinary Shares to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Ordinary Shares are then listed or designated for quotation (as applicable); (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) the Holder shall not be in (and no other holder of Notes shall be in) possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (vii) there shall not have occurred any Volume Failure or Price Failure as of such applicable date of determination; (viii) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and all Ordinary Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination at the Conversion Price then in effect (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”) are available under the Memorandum of Association and Articles of Association, as applicable, and reserved by the Company to be issued pursuant to the Notes and (B) all Ordinary Shares to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (ix) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (x) the Ordinary Shares issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; and (xi) the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program.

(s)             “Equity Conditions Failure” means that, as applicable: (i) on any day during the period commencing twenty (20) Trading Days prior to the applicable Installment Notice Date through the later of the applicable Installment Date and the date on which the applicable Ordinary Shares are actually delivered to the Holder, the Equity Conditions have not been satisfied (or waived in writing by the Holder) (assuming, for such purpose, the Blocker Equity Condition is satisfied by any such Ordinary Shares to be delivered upon such Installment Conversion in excess of the Maximum Percentage being held by the Company in abeyance or the applicable Installment Amount is deferred, in each case in accordance with the provisions of Section 8(f) or 8(d) above) or (ii) on any day during the period commencing twenty (20) Trading Days prior to the applicable Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder) (without regard to any failure by the Company to satisfy the Blocker Equity Condition with respect thereto).

(t)              “Excluded Securities” means (i) Ordinary Shares or other rights to acquire or to purchase Ordinary Shares issued to directors, officers or employees of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Share Plan (as defined above), provided that the exercise price of any option is not lowered, none of such awards are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such awards are otherwise materially changed in any manner that adversely affects any of the Buyers, other than, in each case, pursuant to any anti-dilution or other provision of the Approved Share Plan or form of award agreement pursuant to which such award was granted as in effect as of the Subscription Date; (ii) Ordinary Shares issued upon the conversion or exercise of Convertible Securities (other than awards issued pursuant to an Approved Share Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than awards issued pursuant to an Approved Share Plan that are covered by clause (i) above) is not lowered (other than pursuant to any anti-dilution adjustment or other provision set forth in the documents governing such Convertible Security as in effect as of the Subscription Date), none of such Convertible Securities (other than awards issued pursuant to an Approved Share Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than awards issued pursuant to an Approved Share Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers (other than pursuant to any anti-dilution adjustment or other provision set forth in the documents governing such Convertible Security as in effect as of the Subscription Date); (iii) the Ordinary Shares issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes; (iv) the Ordinary Shares issuable upon exercise of the Warrants; and (v) Ordinary Shares, Options and/or Convertible Securities issued pursuant to strategic alliances, strategic mergers and acquisitions, strategic partnerships, strategic license agreements and other similar transactions, provided that (A) the primary purpose of such issuance is not to raise capital, (B) the purchaser or acquirer of such Ordinary Shares, Options and/or Convertible Securities in such issuance solely consists of the actual participants in such strategic transaction or the shareholders, partners, members or Affiliates of the such participants, and (C) to the extent there are multiple participants in such transaction, the number or amount (as the case may be) of such Ordinary Shares, Options and/or Convertible Securities issued to such Person by the Company in such transaction shall not be disproportionate to such Person’s actual participation in such strategic transaction.

(u)            “Family Controlled Entity” means (i) any company in which Permitted Holders or any Permitted Holder hold (collectively or individually) the power to elect all of the members of the board of directors of such entity and hold, collectively, at least a majority of the value of its issued shares; (ii) any partnership in which Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B Ordinary Shares held by such partnership and hold, collectively, at least a majority of the economic interest in the partnership interests in such partnership; and (iii) any limited liability or similar company if Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B Ordinary Shares held by such limited liability or similar company and hold, collectively, at least a majority of the economic interest of such limited liability or similar company.

(v)            “Family Trust” means any trust the sole beneficiaries of which are Arjan Lulla or Vijay Ahuja, the spouses of Arjan Lulla and Vijay Ahuja, Descendants, spouses of Descendants and their respective estates, guardians, or conservators.

(w)           “Founders Group” means (i) Beech Investments Limited; (ii) the trustees of the Olympus Trust; (iii) Arjan Lulla and Vijay Ahuja and their respective estates, guardians, or conservators; (iv) the spouses of Arjan Lulla and Vijay Ahuja and their estates, guardians, or conservators; (v) each descendant of Arjan Lulla and Vijay Ahuja (each, a “Descendant”) and their respective estates, guardians, or conservators; (vi) any Family Controlled Entity; (vii) the trustees, solely in their respective capacities as such, of any Family Trust; and (viii) any custodian or bare nominee for any person referenced in clauses (i) through (vii) herein (each, a “Permitted Holder”).

(x)            “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries on a consolidated basis to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Voting Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the aggregate ordinary voting power of the outstanding Voting Shares, (y) 50% of the aggregate ordinary voting power of the outstanding Voting Shares calculated as if any Voting Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Voting Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the aggregate ordinary voting power of the outstanding Voting Shares or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the aggregate ordinary voting power of the outstanding Voting Shares, (y) at least 50% of the aggregate ordinary voting power of the outstanding Voting Shares calculated as if any Voting Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of Voting Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the aggregate ordinary voting power of the outstanding Voting Shares, or (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Voting Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Shares not held by all such Subject Entities as of the date of this Note calculated as if any Voting Shares, as applicable, held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Voting Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Voting Shares without approval of the shareholders of the Company; provided that, the mere ownership by, and any transfer of Voting Shares among, any Permitted Holder, Family Controlled Entity or the Founders Group, will not constitute a Fundamental Transaction hereunder except with respect to a change of “beneficial ownership” (as determined under Section 13(d) of the 1934 Act) that results in a Person other than any Permitted Holder, Family Controlled Entity or the Founders Group controlling more than 50% of the aggregate ordinary voting power of the Voting Shares of the Company.

(y)            “Group” means a “group” as that term is used in Section 13(d) of the

1934 Act and as defined in Rule 13d-5 thereunder.

(z)             “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the original Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(aa)          “IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, consistently applied.

(bb)    “Indebtedness” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(cc)     “Indenture” means that certain Indenture dated as of the Closing Date, by and between the Company and the Trustee, as may be amended, modified or supplemented from time to time, including, without limitation, by the Supplemental Indenture (as defined below).

(dd)         “Installment Amount” means the sum of (A) (i) with respect to any Installment Date other than the Maturity Date, the lesser of (x) $3,500,000 (the “Base Installment Amount”) and (y) the Principal amount then outstanding under this Note as of such Installment Date, and (ii) with respect to the Installment Date that is the Maturity Date, the Principal amount then outstanding under this Note as of such Installment Date (in each case, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or Deferral), (B) any Deferral Amount deferred pursuant to Section 8(d) and included in such Installment Amount in accordance therewith, (C) any Acceleration Amount accelerated pursuant to Section 8(e) and included in such Installment Amount in accordance therewith and (D) in each case of clauses (A) through (C) above, the sum of any accrued and unpaid Interest as of such Installment Date under this Note, if any, and accrued and unpaid Late Charges, if any, under this Note as of such Installment Date. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder.

(ee)          “Installment Conversion Price” means, with respect to a particular date of determination, the lowest of (i) the Conversion Price then in effect, (ii) 90% of the VWAP of the Ordinary Shares as of the Trading Day immediately preceding the applicable Installment Date and (iii) 90% of the lowest VWAP of the Ordinary Shares of any Trading Day during the five (5) Trading Day period ending and including the Trading Day immediately prior to the applicable Installment Date. All such determinations to be appropriately adjusted for any share split, share dividend, share combination or other similar transaction during any such measuring period.

(ff)           “Installment Date” means (i) January 2, 2018 and (ii) thereafter, the first Trading Day of the calendar month immediately following the previous Installment Date until the Maturity Date, and (iii) the Maturity Date.

(gg)         “Interest Date” means, with respect to any given calendar month, (x) if prior to the initial Installment Date or after the Maturity Date, the first Trading Day of such calendar month or (y) if on or after the initial Installment Date, but on or prior to the Maturity Date, such Installment Date, if any, in such calendar month.

(hh)         “Maturity Date” shall mean December 6, 2020; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.

(ii)            “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(jj)            “Ordinary Shares” means (i) the Company’s A ordinary shares, £0.30 par value per share, and (ii) any share capital into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such A ordinary shares.

(kk)         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(ll)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(mm)      “Price Failure” means, with respect to a particular date of determination, the VWAP of the Ordinary Shares on any Trading Day during any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $4.00 (as adjusted for share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during any such measuring period.

(nn)         “Principal Market” means The New York Stock Exchange.

(oo)         “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Company Optional Redemption Notices, the Installment Notices with respect to any Installment Redemption, and the Change of Control

Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(pp)         “Redemption Premium” means 110%.

(qq)         “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Change of Control Redemption Prices, the Company Optional Redemption Prices and the Installment Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(rr)           “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ss)          “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and the Warrants, as may be amended from time to time.

(tt)            “Subscription Date” means December 4, 2017.

(uu)         “Subsidiaries” shall have the meaning as set forth in the Securities Purchase Agreement

(vv)         “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ww)      “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(xx)         “Supplemental Indenture” shall mean the First Supplemental Indenture, dated December 6, 2017, by and between the Company and the Trustee, as such supplemental indenture may be amended, modified or supplemented from time to time.

(yy)         “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Ordinary Shares, any day on which the Ordinary Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares, then on the principal securities exchange or securities market on which the Ordinary Shares is then traded, provided that “Trading Day” shall not include any day on which the Ordinary Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Ordinary Shares, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(zz)          “Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee under the Indenture, or any successor or any additional trustee appointed with respect to the Notes pursuant to the Indenture.

(aaa)       “Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Ordinary Shares on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $1,500,000 (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.

(bbb)      “Voting Shares” of a Person means any share capital of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ccc)       “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

(ddd)      “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

32.            DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery (each, a “Required Disclosure Deadline”) publicly disclose such material, non-public information on a Report of Foreign Issuer on Form 6-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries. The Company hereby covenants and agrees that from and after each Required Disclosure Deadline, the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 32 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(l) of the Securities Purchase Agreement.

33.            TRUSTEE. Notwithstanding anything herein to the contrary, the Trustee shall be entitled to all of the rights, privileges, immunities and indemnities set forth in the Indenture and the Supplemental Indenture, including, without limitation, Section 2.19 of the Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

EROS INTERNATIONAL PLC
By:_________________________________
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture and the Supplemental Indenture.

Dated: ________________, 20__

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee
By:_________________________________
Name:
Title:

Senior Convertible Note - Signature Page

EXHIBIT I

EROS INTERNATIONAL PLC
CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Eros International Plc, a public limited company organized under the laws of the Isle of Man (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Ordinary Shares, £0.30 par value per share (the “Ordinary Shares”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:
Aggregate Principal to be converted:
Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of Ordinary Shares to be issued:
Installment Amount(s) to be reduced (and corresponding Installment Date(s)) and amount of reduction:

[_]	If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________
[_]	If this Conversion Notice is being delivered with respect to an Acceleration, check here if Holder is electing to use _________ as the Installment Conversion Price related to the following Installment Date: ______________

Maximum Percentage Representation. This Conversion Notice shall constitute a representation by the Holder that after giving effect to the exercise provided for in this Conversion Notice, such Holder (together with the other Attribution Parties) will not have beneficial ownership (together with the other Attribution Parties) of a number of Ordinary Shares which exceeds the Maximum Percentage (as defined in the Note) of the total outstanding Ordinary Shares as determined pursuant to the provisions of Section 3(d) of the Note.

Reported Outstanding Share Number. The Holder is effecting the exercise reflected in this notice based its understanding that the Reported Outstanding Share Number is _______________.

Collective Ownership. After giving effect to the exercise reflected in this notice, the Holder together with the other Attribution Parties collectively would beneficially own ____________ Ordinary Shares, as calculated pursuant to the terms of the Note.

Please issue the Ordinary Shares into which the Note is being converted to Holder, or for its benefit, as follows:

[_]	Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

[_]	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, ______ ____________________________ Name of Registered Holder

By: ________________________ Name: Title: Tax ID:_____________________ Facsimile:___________________ E-mail Address:

Exhibit II

ACKNOWLEDGMENT

The Company hereby acknowledges the Conversion Notice attached hereto and hereby directs ______________ to issue the number of Ordinary Shares indicated in the Conversion Notice in accordance with the Transfer Agent Instructions dated _________, 201_, from the Company and acknowledged and agreed to by _______________ and, in accordance with Section 2.10 of the Supplemental Indenture, hereby instructs the Trustee to record a conversion (and reduction) of $________ in aggregate principal of the Note referenced in the attached Conversion Notice on Schedule A to such Note.

The undersigned certifies to the Trustee that the undersigned has read the Note and the Indenture, including the conditions precedent set forth therein to the conversion and reduction in principal amount of the Note, and made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not such conditions have been complied with. On such basis, in the opinion of the undersigned, such conditions have been complied with.

EROS INTERNATIONAL PLC
By:_________________________________
Name:
Title:

By:_________________________________
Name:
Title:

SCHEDULE A

Transactions with Respect to Outstanding Principal Amount of this Note

Transaction Date	Prior Outstanding Principal	Amount of Principal Converted (if any)	Amount of Principal Redeemed (if any)	Unpaid Remaining Principal	Notation Made By
December __, 2017	N/A	N/A	N/A	$122,500,000	N/A